TriNet Announces Two Appointments to its Board of Directors

Veteran tech executives Janet Kennedy and Madhu Ranganathan join TriNet’s Board, bringing expertise in technology, finance, and transformative growth

Dublin, CA — September 30, 2025 — TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs), today announced the appointment of Janet Kennedy and Madhu Ranganathan to its Board of Directors (the “Board”), effective September 30, 2025.
“We are delighted to welcome Janet and Madhu to our Board of Directors,” said TriNet Chairman, David Hodgson. “Their exceptional track records in digital and technology transformation and in finance and artificial intelligence (AI) will be an excellent complement to our distinguished Board. I am confident both Janet and Madhu’s leadership and experience will provide valuable perspectives as we continue to execute against our strategic priorities.”
Janet Kennedy brings over 30 years of expertise in leading digital and technology transformations. Most recently, she served as Vice President, North America Regions of Google Cloud at Alphabet, Inc., where she focused on helping clients leverage emerging technologies to drive their digital transformations. Ms. Kennedy has also held significant leadership roles at Microsoft Corporation, including Vice President, MSUS Digital Transformations Leader, President, Microsoft Canada, and US Enterprise Vice President, West and Central Regions. Additionally, she served at IBM Corporation in various capacities, including as a Business Unit Executive. Ms. Kennedy currently serves on the boards of Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) and Duluth Holdings Inc. (NASDAQ: DLTH).
Ms. Kennedy holds a B.S. in Industrial Management/Industrial Engineering from Purdue University and an M.B.A. from the McColl School of Business at Queens University of Charlotte.
Madhu Ranganathan is the recently retired President, Chief Financial Officer, and Leader of Corporate Development at OpenText, a leading information management company. During her seven-year tenure at OpenText, revenue grew from $2.4 billion to over $5 billion, and she led transformative growth through acquisitions and strategic divestitures, accelerating cloud growth while delivering strong margins and cash flows.
Prior to OpenText, Ms. Ranganathan served for over nine years as the Chief Financial Officer for [24]7.ai, a global enterprise-class software and services company that uses artificial intelligence (AI) and machine learning to enhance customer experience.
Her experience also includes senior finance leadership roles at Rackable Systems (acquired by Silicon Graphics), Redback Networks (acquired by Ericsson) and Price Waterhouse LLP.
Ms. Ranganathan brings more than 30 years of financial leadership experience, with deep operational focus in software, hardware and tech-enabled service businesses. She currently serves on the board and Audit/Finance committees of Bank of Montreal (TSX:BMO) and Akamai Technologies (NASDAQ: AKAM). She also maintains an advisory role at emerging technology ventures intersecting with AI.

Ms. Ranganathan is a member of the Institute of Chartered Accountants, India, holds an M.B.A. in Finance from the University of Massachusetts, and is a member of the American Institute of Certified Public Accountants.
About TriNet
TriNet is a leading provider of Human Resources solutions for small and medium-size businesses, offering advanced technology-enabled services that include human capital expertise, employee benefits such as health insurance and retirement plans, payroll and payroll tax administration, risk mitigation, and compliance consulting. Our long-term objective is to be the premier provider of HR services for a broad range of SMBs through industry leading benefits, sales distribution excellence, and a world class services delivery model. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.

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